Exhibit 3.1

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

OF SERIES A CONVERTIBLE PREFERRED STOCK OF

PROPERTY MANAGEMENT CORPORATION OF AMERICA

Property Management Corporation of America, a Delaware corporation (the “Company”), hereby authorizes a series of the Company's previously authorized 1,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

SECTION 1.  DESIGNATION OF SERIES; RANK.  The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to One Hundred Thousand (100,000) shares.

SECTION 2.    DEFINITIONS.

For purposes of this Designation, the following definitions shall apply:

(a)           “Business Day” means a day in which a majority of the banks in the State of New York in the United States of America are open for business.

(b)          “Certificate of Amendment” means a Certificate of Amendment to the Company’s Articles of Incorporation filed with the Secretary of State of Delaware, to effect the Reverse Split of its outstanding Common Stock.

(c)          “Common Stock” means the Company’s US $0.0001 par value common stock.

(d)          “Effective Date” shall mean the later to occur of (a) the date the Certificate of Amendment becomes effective with the Secretary of State of Delaware; and (b) the date the Reverse Split is effected with the Transfer Agent.

(e)          “Holder” shall mean the person or entity to which the Preferred Stock is registered on the books of the Company.

(f)           “Restricted Shares” means shares of the Company’s Common Stock that are restricted from transfer unless such transfer complies with the Securities Act of 1933, as amended and applicable state securities laws. Such restricted shares shall bear the following legend (or one substantially similar)):

"The securities represented by this certificate have not been registered under the Securities Act of 1933 or any state securities act.  The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act of 1933 and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such acts."

 (g)         “US$” means United States dollars.  Unless otherwise stated all dollar amounts disclosed in this Designation shall be in United States dollars.

SECTION 3.  LIQUIDATION PREFERENCE.  The Holders of the Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4.  CONVERSION RIGHTS.   The Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)     Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof, at any time into one fully paid and non-assessable share of Common Stock (subject to adjustment as set forth in Section 4(c) below, such shares shall be Restricted Shares) if the Holders of at least a majority of the outstanding Series A Preferred Stock consent to such conversion.

(b)     Mechanics of Conversion. Before any Holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, to the Company or to the transfer agent for the Series A Preferred Stock, and shall give written notice to the Company at its principal corporate office, of any election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Company shall, as soon as practicable thereafter, issue and deliver at such office to such Holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled. Such conversion shall occur on the same business day as such surrender of Series A Preferred Stock shares occurs, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on that date.

(c)     Conversion Adjustments of Series A Convertible Preferred Stock. The Conversion Prices of each series of Series A Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

i.     If the Company should at any time after the date on which shares of Series A Convertible Preferred Stock were first issued (the “Purchase Date”) fix a record date for a split or subdivision of the outstanding shares of Common Stock or determine holders of Common Stock entitled to receive a dividend, other distribution payable in additional shares of Common Stock, or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Ratio of the Series A Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

ii.     If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Ratio for each series of Series A Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

iii.     Other Distributions. If the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(b), then, in each such case for the purpose of this Section 4(c), the holders of the Series A Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Company into which their shares of Series A Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Company entitled to receive such distribution.

(d)      Recapitalizations. If at any time after the Purchase Date there is a recapitalization of the Common Stock, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this Company or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series A Preferred Stock held by such holder would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(d) with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4(d)(including adjustment of the Conversion Ratio then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(e)      Taxes.   The Company shall not be required to pay any tax that may apply to any transfer involved in the issue and delivery of shares of Common Stock upon conversion in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

(f)     No Impairment. The Company will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Company from amending its Articles or Certificate of Incorporation with the requisite consent of its stockholders and the Board of Directors.

(g)     Fractional Shares.    If any conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock, such fractional share shall be rounded to one whole share of Common Stock.

(h)     Reservation of Stock Issuable Upon Conversion. The Company shall reserve sufficient authorized but unissued shares of Common Stock to enable conversion of the Series A Convertible Preferred Stock.

SECTION 5.  VOTING.  The Series A Preferred Stock will vote together with the Common Stock and not as a separate class except as specifically provided herein or as otherwise required by law. Each share of Series A Convertible Preferred Stock shall vote as two hundred (200) Common Shares. The voting rights of the Series A Convertible Preferred Stock shall apply regardless of whether the Company has a sufficient number of authorized but unissued shares of Common Stock then available to effect a conversion.

SECTION 6.  DIVIDENDS.  The holders of the Series A Convertible Preferred Stock shall not be entitled to receive dividends paid on the Common Stock (unless converted to Common Stock in accordance with Section 4) and the Series A Convertible Preferred Stock shall not accrue any dividends.

SECTION 7.  REDEMPTION RIGHTS.  The shares of Series A Convertible Preferred Stock shall not have or be subject to any redemption rights.

SECTION 8.  PROTECTIVE PROVISIONS.

Subject to the rights of the Series A Convertible Preferred Stock that may from time to time come into existence, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class:

(a)           Increase or decrease (other than by conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

(b)           Exchange, reclassify, or cancel all or a part of the Series A Convertible Preferred Stock, including a reverse stock split (other than the Reverse Split), but excluding a stock split, so long as the Series A Convertible Preferred Stock’s conversion rights are not diminished in connection therewith;

(c)           Exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock other than as provided herein, or in any share exchange agreement or related document entered into between the Company and the Holders; or

(d)           Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

SECTION 9.  PREEMPTIVE RIGHTS.  Holders of Series A Convertible Preferred Stock and holders of Common Stock shall not be entitled to any preemptive, subscription or similar rights in respect to any securities of the Company, except as specifically set forth herein or in any other document agreed to by the Company.

SECTION 10. REPORTS.  The Company shall mail to all Holders of Series A Convertible Preferred Stock those reports, proxy statements, and other materials that it mails to all of its Common Stock holders.

SECTION 11. NOTICES.  In addition to any other means of notice allowed by law or the Company's Bylaws, any notice required by this Certificate of Designation shall be deemed effective if given by U.S. mail, postage prepaid, and addressed to each Series A Convertible Preferred Stock Holder of record at such Holder's address as it appears on the Company’s records.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company this 14th day of April 2017.

PROPERTY MANAGEMENT CORPORATION OF AMERICA

By:	/s/ Wong H’Sien Loong
Name:	Wong H'Sien Loong
Title:	Chief Executive Officer